Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
THE NET INCOME FOR THE FIRST QUARTER OF FISCAL 2024

Keene, N.H. February 15, 2024 -- North European Oil Royalty Trust (NYSE-NRT) (the "Trust") reported its net income for the first quarter of fiscal 2024 which appears in the table below compared to its net income for the first quarter of fiscal 2023. Total royalty income often includes positive and negative adjustments that the operators make during the quarter based upon their adjusted royalty calculations for the prior periods as required by the Mobil and OEG Royalty Agreements. Total royalty income for the first quarter of fiscal 2024 was reduced by prior period negative adjustments of Euros 1,988,530 and increased by Mobil sulfur royalties of $68,205. Total royalty income for the first quarter of fiscal 2023 was not affected because there were no prior period adjustments and no Mobil sulfur royalties.

	1st Fiscal Quarter Ended 1/31/2024	1st Fiscal Quarter Ended 1/31/2023	Percentage Change
Total Royalty Income	$424,910	$9,765,883	-95.6%
Net Income	$179,085	$9,536,014	-98.1%
Distributions per Unit	$0.05	$1.00	-95.0%

Following a prolonged decline in gas prices starting with the second quarter of fiscal 2023 and the need to offset a series of overpayments by the operating companies, gas prices applicable to the royalty calculations for the first quarter of fiscal 2024 have, as of this time, stabilized. The bulk of the overpayments from 2023 have largely been offset and will be fully offset with OEG's scheduled royalty payment in mid-February. The scheduled royalty payments in March and April 2024 will not be encumbered by negative carryover adjustments. Based on these factors, the Trustees anticipate a higher distribution in the second quarter of 2024 compared to the first quarter of fiscal 2024.

Under the Mobil Agreement for the first quarter of fiscal 2024, gas prices, gas sales, and the average exchange rate showed percentage changes of -72.8%, -8.4% and +1.0%, respectively, in comparison to the first quarter of fiscal 2023. In a corresponding comparison under the OEG Agreement, gas prices and gas sales showed percentage changes of -72.8% and -13.9%, respectively, in comparison to the first quarter of fiscal 2023. Since no royalties were paid under the OEG Agreement in the first quarter of fiscal 2024, there was no average exchange rate.

Trust expenses for the first quarter of fiscal 2024 were essentially unchanged at $253,285 compared to $252,792 for the first quarter of fiscal 2023.

The previously declared distribution of $0.05 per unit will be paid on February 28, 2024 to owners of record as of February 16, 2024. Comprehensive details will be available in the Trust's 10-Q filing available through the SEC or on the Trust's website, www.neort.com, on or about February 29, 2024. For further information, contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The Trust's press releases and other pertinent information are also available on the Trust's website.

Forward-Looking Statements

This press release may contain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future expectations and events or conditions concerning the Trust, such as statements concerning future gas prices, royalty payments and cash distributions. Many of these statements are based on information provided to the Trust by the operating companies or by consultants using public information sources. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in any forward-looking statements. These include:

• the fact that the assets of the Trust are depleting assets and, if the operators developing the concession do not perform additional development projects, the assets may deplete faster than expected;

• risks and uncertainties concerning levels of gas production and gas sale prices, general economic conditions, currency exchange rates;

• the ability or willingness of the operating companies to perform under their    contractual obligations with the Trust;

• potential disputes with the operating companies and the resolution thereof; and

• political and economic uncertainty arising from geopolitical conflict, such as Russia's invasion of Ukraine.

All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and are generally beyond the control of the Trust. New factors emerge from time to time and it is not possible for the Trust to predict all such factors or to assess the impact of each such factor on the Trust. Any forward-looking statement speaks only as of the date on which such statement is made, and the Trust does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.